Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made as of June 4, 2021, by and among Maven Media Brands, LLC, a Delaware limited liability company (“Buyer”), TheMaven, Inc., a Delaware corporation (“Parent”), College Spun Media Incorporated, a New Jersey corporation (“Company”), Matthew Lombardi (“Lombardi”), Alyson Shontell Lombardi (“Shontell-Lombardi”), Timothy Ray (“Ray,” and together with Lombardi and Shontell-Lombardi, “Seller Shareholders”), Andrew Holleran (“Holleran,” and together with Seller Shareholders, “Seller Parties”), and Matthew Lombardi as the “Representative”. Buyer, Company, Seller Parties and Representative are each referred to herein as a “Party” and collectively as “Parties.”

recitals

A. Seller Shareholders own all of the capital stock of Company (the “Stock”).

B. Buyer desires to purchase from Seller Shareholders and Seller Shareholders desire to sell to Buyer the Stock.

C. Holleran is entitled to receive a Sale Bonus (as defined in that certain Sale Bonus and Retention Agreement, dated as of May 12, 2021, between Company and Holleran (the “Sale Bonus Agreement”)) in connection with the closing of the transactions contemplated hereby.

D. Company, in order to facilitate these transactions on behalf of Seller Parties and to induce Buyer to enter into this Agreement, is joining this Agreement as a Party, and is, among other things, jointly and severally making the representations and warranties in Section 3.

agreement

Now, therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, which are acknowledged by each Party to be fair and adequate consideration for its obligations and commitments hereunder, the Parties hereby agree as follows:

1. Definitions. Except as otherwise set forth therein, as used in the Agreement and the Exhibits, Schedules and deliveries pursuant to the Agreement, the following definitions shall apply.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Party.

“Approvals” means all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

“Business” means the business of Company taken as a whole, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or otherwise), assets, future revenues, prospects, liabilities, personnel and management.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the written disclosure schedule of even date herewith delivered on or prior to the date hereof by Company and Seller Parties to Buyer corresponding to each representation and warranty made hereunder by Company and Seller Parties.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” means any option, pledge, security interest, claim, lien, charge, encumbrance, easement, covenant, lease, rights of others, restriction (whether on voting, sale, transfer or disposition or otherwise), whether imposed by agreement, understanding, Law or otherwise, except those arising under applicable federal or state securities Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Entity” means any court or tribunal in any jurisdiction or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means, as to Company, (a) all obligations for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Company, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Encumbrance (other than Encumbrances in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by Company regardless of whether the indebtedness secured thereby shall have been assumed by Company or is non-recourse to the credit of Company, and (g) any direct or indirect liability with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or other-wise (the “Primary Obligation”) of another Person (the “Primary Obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such Primary Obligations or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such Primary Obligation, or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss or failure or inability to perform in respect thereof.

“IRS” means the Internal Revenue Service.

“Laws” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Company, or Buyer, as the case may be, in each case taken as a whole.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.

“Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

“Tax Return” means any report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company. For purposes of this Agreement a taxable period that includes the Closing Date shall be treated as two periods, the first ending on the Closing Date and the second beginning on the first day following the Closing Date.

“Transaction Documents” means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), the Employment Agreements, and each of the other documents, agreements and certificates delivered in connection with this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act.

The following terms shall have the meanings assigned in the indicated Section:

Term	Section
“Agreement”	Introduction
“Balance Sheet Date”	3.7
“Buyer”	Introduction
“Buyer Indemnified Party”	11.2
“Buyer Indemnifying Party”	11.2
“Buyer’s Fundamental Representations”	10
“Cash Allocable Share”	2.3
“Claims”	11.1
“Closing”	2.2
“Closing Accounts Receivable”	2.4(a)
“Closing Accounts Receivable Collection Period”	2.4(c)
“Closing Date”	2.2
“Closing Payment”	2.3(b)
“Closing Statement”	2.4(a)
“Company”	Introduction
“Company Employee Plans”	3.12(a)
“Company Intellectual Property Rights”	3.18(b)
“Confidential Information”	6.5(c)
“Dispute Notice”	2.4(d)
“Disputed Item”	2.4(d)
“Employment Agreements”	6.1
“Environmental Laws”	3.17
“Environmental Permits”	3.17
“ERISA Affiliate”	3.12(a)
“Estimated Closing Cash”	2.4(a)
“Equity Allocable Share”	2.3
“Final Closing Cash”	2.4(e)
“Final Closing Cash Amount”	2.4(f)
“Final Collected Closing Accounts Receivable”	2.4(e)
“Final Collected Closing Accounts Receivable Amount”	2.4(g)
“Financial Statements”	3.7
“First Post-Closing Payment”	2.3(c)
“Holleran”	Introduction
“Indemnified Party”	11.2
“Indemnifying Party”	11.2
“Indemnity Threshold”	11.4
“Independent Accountant Arbitrator”	2.4(e)
“Intellectual Property”	3.18(a)
“Interested Party Transaction”	3.20
“Key Employees”	6.1
“Lombardi”	Introduction
“Losses”	11.1
“Material Contracts”	3.19(a)
“Parachute Payment Waiver”	6.7(a)
“Parent”	Introduction
“Parent Restricted Stock”	2.3(a)
“Party”	Introduction
“Post-Closing Payments”	2.3(d)
“Preliminary Closing Cash”	2.4(c)
“Preliminary Closing Statement”	2.4(c)
“Preliminary Collected Closing Accounts Receivable”	2.4(c)
“Primary Obligation”	1
“Primary Obligor”	1
“Purchase Price”	2.3
“Ray”	Introduction
“Real Property Leases”	3.15
“Representative”	Introduction
“Restricted Business”	6.5(a)
“Restricted Period”	6.5(a)
“Restricted Seller Party”	6.5(a)
“Second Post-Closing Payment”	2.3(d)
“Section 1542”	6.6(b)
“Securities Act”	4.4
“Seller Allocable Shares”	13.4
“Seller Parties”	Introduction
“Seller Parties’ Fundamental Representations”	10
“Seller Party Claims”	6.6(a)
“Seller Party Releasors”	6.6(a)
“Seller Indemnified Party”	11.1
“Seller Indemnifying Parties”	11.1
“Seller Shareholders”	Introduction
“Shontell-Lombardi”	Introduction
“Stock”	Recitals
“Target Closing Accounts Receivable”	2.4(b)(ii)
“Target Closing Cash”	2.4(b)(i)
“Third Party Intellectual Property Rights”	3.18(b)
“Trade Secrets”	3.18(d)

2. Purchase and Sale of Shares.

2.1. Sale of Stock by Seller Shareholders. Subject to the terms and conditions herein set forth, Seller Shareholders agree to sell the Stock to Buyer at the Closing, free and clear of all Encumbrances. At the Closing, Seller Shareholders shall deliver to Buyer certificates representing the Stock. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of Company. Seller Shareholders will pay any Taxes payable with respect to the transfer of the Stock.

2.2. Closing. Unless otherwise agreed upon by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 AM on the later to occur of (a) the date hereof or (b) as soon as practicable (and in any event within five (5) Business Days) following the satisfaction of the closing conditions set forth in Section 8 and Section 9 hereto (the “Closing Date”). The closing of the transactions covered by this Agreement shall take place remotely by electronic exchange of signature pages.

2.3. Purchase Price. In full consideration for the purchase by Buyer of the Stock, the purchase price (the “Purchase Price”) shall be calculated and paid by Buyer to Seller Parties as follows; it being agreed that (x) the cash component of the Purchase Price shall be paid to Seller Parties in the percentages and amounts set forth on Schedule 1 attached hereto (the “Cash Allocable Share”) and (y) the Parent Restricted Stock (as defined below) component of the Purchase Price shall be issued to Seller Parties in the percentages and amounts set forth on Schedule 1 attached hereto (the “Equity Allocable Share”):

(a) Parent Restricted Stock. 4,285,714 shares of restricted common stock, par value $0.01 of Parent (the “Parent Restricted Stock”), issued on the Closing Date, and vesting, if earned, pursuant to Section 2.5.

(b) Closing Payment. On the Closing Date, a cash payment in the amount of $10,000,000 (the “Closing Payment”).

(c) First Post-Closing Payment. On the first anniversary of the Closing Date, a cash payment in the amount of $500,000 (the “First Post-Closing Payment”).

(d) Second Post-Closing Payment. On the second anniversary of the Closing Date, a cash payment in the amount of $500,000 (the “Second Post-Closing Payment,” and together with the First Post-Closing Payment, the “Post-Closing Payments”).

All payments of Purchase Price hereunder to Holleran shall be considered directed payments from Company to Holleran in full consideration of all obligations of Company to Holleran under the Sale Bonus Agreement, and the Parties agree to treat such payments as compensation payments by Company to Holleran for tax purposes. Further, the Parties agree to treat all payroll and bonus payments to employees through May 31, 2021, as compensation payments by the Company for tax purposes.

2.4. Deferred Excess Working Capital Adjustment.

(a) No later than two (2) Business Days prior to the Closing Date, Company shall prepare and deliver to Buyer a written statement (the “Closing Statement”) setting forth (i) its reasonably detailed good faith estimate of the cash of the Company as of the open of business on the Closing Date (the “Estimated Closing Cash”) and (ii) the accounts receivable of the Company as of the open of business on the Closing Date (the “Closing Accounts Receivable”). Upon receipt of such statement, and in connection with Buyer’s review of such statement, Buyer and its representatives shall be given reasonable access, during normal business hours and upon reasonable notice, to (i) all of the books and records of Company relating to such statement, including a copy of the schedules, computations and workpapers of Company used in connection with such statement, and (ii) the finance personnel of Company.

(b) On the Closing Date, the Closing Payment shall be:

(i) (A) increased, if the Estimated Closing Cash exceeds $3,000,000 (the “Target Closing Cash”), by an amount equal to the difference between the Estimated Closing Cash and the Target Closing Cash or (B) decreased, if the Estimated Closing Cash is less than the Target Closing Cash, by an amount equal to the difference between the Target Closing Cash and the Estimated Closing Cash; and

(ii) (A) increased, if the Closing Accounts Receivable exceeds $1,000,000 (the “Target Closing Accounts Receivable”), by an amount equal to the difference between the Closing Accounts Receivable and the Target Closing Accounts Receivable or (B) decreased, if the Closing Accounts Receivable is less than the Target Closing Accounts Receivable, by an amount equal to the difference between the Target Closing Accounts Receivable and the Closing Accounts Receivable.

(c) Within one hundred and fifty (150) days following the Closing Date, Buyer shall deliver or cause to be delivered to Representative a written statement (the “Preliminary Closing Statement”) setting forth a reasonably detailed calculation by Buyer of (i) the cash of the Company as of the open of business on the Closing Date (the “Preliminary Closing Cash”) and (ii) the Closing Accounts Receivable set forth on the Closing Statement which were collected by Company in the period commencing on the Closing Date and ending one hundred and twenty (120) days after the Closing Date (such collected Closing Accounts Receivable, the “Preliminary Collected Closing Accounts Receivable,” and such period, the “Closing Accounts Receivable Collection Period”).

(d) Representative shall have thirty (30) days following receipt of the Preliminary Closing Statement to review the calculation of Preliminary Closing Cash and Preliminary Collected Closing Accounts Receivable and to notify Buyer in writing if Representative disputes any item or amount of the Preliminary Closing Cash or Preliminary Collected Closing Accounts Receivable set forth on the Preliminary Closing Statement, specifying the reasons therefor in reasonable detail together with Representative’s calculation of such item or amount (the “Dispute Notice” and each item or amount on the Dispute Notice, a “Disputed Item”). Other than the Disputed Items, Seller Parties shall be deemed to have accepted all items and amounts contained in the Preliminary Closing Balance Sheet and the calculation of Preliminary Closing Cash and Preliminary Collected Closing Accounts Receivable delivered by Buyer pursuant to Section 2.4(c).

(e) In the event that Representative shall deliver a Dispute Notice to Buyer, Buyer and Representative shall attempt to resolve any Disputed Item as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and the Preliminary Closing Cash and Preliminary Collected Closing Accounts Receivable shall be made in accordance with the agreement of Buyer and Representative. If, for any reason, Buyer and Representative are unable to resolve any Disputed Item within fifteen (15) Business Days of Representative’s delivery of such Dispute Notice, then Buyer and Representative shall within fifteen (15) Business Days after the end of such fifteen (15)-Business Day period agree on a mutually acceptable independent accounting firm (the “Independent Accountant Arbitrator”), or in default thereof such selection shall be made by the American Arbitration Association, which accounting firm shall be the “Independent Accountant Arbitrator” hereunder, and such dispute shall be resolved by the Independent Accountant Arbitrator, and such determination shall be final and binding on, and shall not be subject to appeal by, Buyer or Seller Parties. If there is a referral to the Independent Accountant Arbitrator, each of Buyer and Representative agree, if requested by the Independent Accountant Arbitrator, to execute a reasonable engagement letter and submit to the Independent Accountant Arbitrator, not later than ten (10) Business Days after its appointment, a written statement summarizing such Party’s position on the Disputed Items, together with such supporting documentation as such Party deems necessary. The Independent Accountant Arbitrator shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Buyer and Representative, and not by independent review, only the Disputed Items that have not been settled by negotiation, and its determination with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Buyer’s calculation delivered pursuant to Section 2.4(c), on the one hand, and Representative calculation delivered pursuant to Section 2.4(d), on the other hand. The Independent Accountant Arbitrator shall be instructed to use reasonable best efforts to deliver to Buyer and Representative a written report setting forth the resolution of each Disputed Item within thirty (30) days of submission of the Disputed Items to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accountant Arbitrator in respect of its services pursuant to this Section 2.4(e) shall be shared equally by (i) Seller Parties, severally based on their Cash Allocable Share, on the one hand, and (ii) Buyer, on the other hand. The “Final Closing Cash” and the “Final Collected Closing Accounts Receivable” shall be (A) if no Dispute Notice has been timely delivered by Representative, the Preliminary Closing Cash and the Preliminary Collected Closing Accounts Receivable, respectively, as originally submitted by Buyer, or (b) if a Dispute Notice has been timely delivered by Representative, the Preliminary Closing Cash and the Preliminary Collected Closing Accounts Receivable, respectively, as adjusted to take into account (i) the items and amounts accepted or deemed to have been accepted by Representative, (ii) Disputed Items settled by negotiation and (iii) Disputed Items determined by the Independent Accountant Arbitrator.

(f) The “Final Closing Cash Amount” shall equal the difference between the Final Closing Cash and the Estimated Closing Cash (it being understood that the Final Closing Cash may be either a positive or a negative number). If the Final Closing Cash Amount is (i) a positive number, then Buyer shall pay such amount to Seller Parties (with such amount allocated among Seller Parties based on their Cash Allocable Share of such amount) or (ii) a negative number, then Seller Parties severally based on their Cash Allocable Share of such amount, shall pay such amount to Buyer, with each Seller Party paying his, her or its Cash Allocable Share of such amount.

(g) The “Final Collected Closing Accounts Receivable Amount” shall equal the difference between the Final Collected Closing Accounts Receivable and the Closing Accounts Receivable (it being understood that the Final Collected Closing Accounts Receivable Amount may be either a positive or a negative number). If the Final Collected Closing Accounts Receivable Amount is (i) a positive number, then Buyer shall pay such amount to Seller Parties (with such amount allocated among Seller Parties based on their Cash Allocable Share of such amount) or (ii) a negative number, then Seller Parties severally based on their Cash Allocable Share of such amount, shall pay such amount to Buyer, by having such amount deducted from the Post-Closing Payments first, with each Seller Party paying his, her or its Cash Allocable Share of such amount in excess of the adjusted Post-Closing Payments.

(h) Any payments required to be made by Buyer or by Seller Parties pursuant to Section 2.4(g) (with amounts offset, if applicable, such that the net amount is payable) shall be delivered within five (5) Business Days after the determination of the Final Closing Cash and the Final Collected Closing Accounts Receivable pursuant to Section 2.4(e), by wire transfer of immediately available funds.

(i) Nothing herein shall affect or restrict in any way the right or power of Buyer to manage and operate the Company and the Business in any manner. Seller Parties acknowledge that Buyer is entitled to manage and operate the Company and the Business in its sole and absolute discretion; provided, however, that, during the Closing Accounts Receivable Collection Period, Buyer shall not take any action that is specifically intended or designed to artificially reduce or manipulate the amount of the Final Collected Closing Accounts Receivable.

2.5. Vesting of Parent Restricted Stock.

(a) The Parent Restricted Stock held by the Seller Parties shall vest as follows (“Parent Restricted Stock Vesting”):

(i) On the first anniversary of the Closing Date (the “First Vesting Date”), 2,142,857 shares of Parent Restricted Stock held by the Seller Parties shall automatically vest; and

(ii) On the second anniversary of the Closing Date (the “Second Vesting Date,” and together with the First Vesting Date each a “Vesting Date”), the remaining 2,142,857 shares of Parent Restricted Stock held by the Seller Parties shall automatically vest.

(b) Notwithstanding anything to the contrary set forth in this Section 2.5, the Parent Restricted Stock Vesting shall be subject to the continued employment in good standing of the individuals set forth on Schedule 2.5(b) (the “Key Persons”) on the applicable Vesting Date. Subject to the foregoing, Parent Restricted Stock Vesting shall be reduced by the percentage listed against the applicable Key Person’s name on Schedule 2.5(b) for each Key Person who, as of the applicable Vesting Date, is no longer employed by Buyer, other than due to (i) such Key Person’s resignation with Good Reason (defined below), (ii) such Key Person’s resignation due to the Permanent Incapacity (defined below) of an immediate family member of such Key Person, (iii) the termination of such Key Person’s employment by Buyer in the event of the Permanent Incapacity of such Key Person, or (iv) the termination of such Key Person’s employment by Buyer without Cause (defined below).

(c) For purposes of this Section 2.5, “Cause,” “Good Reason” and “Permanent Incapacity” shall have the meanings set forth in the applicable Key Person’s Employment Agreement.

(d) Nothing herein shall affect or restrict in any way the right or power of Buyer to manage and operate the Company and the Business in any manner. Seller Parties acknowledge that (i) Buyer is entitled to manage and operate the Company and the Business in its sole and absolute discretion, and (ii) there is no guarantee that the Parent Restricted Stock held by the Seller Parties will vest, depending on the conditions set forth in this Section 2.5.

3. Representations and Warranties of Seller Parties and Company. As a material inducement to Buyer to enter into this Agreement, Seller Parties and Company jointly and severally make the representations and warranties set forth below to Buyer, all of which are true and correct as of the date hereof and the Closing, except as set forth in the correspondingly numbered Sections of the Disclosure Schedules.

3.1. Incorporation and Qualification; No Subsidiaries. Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey, and Company has the requisite corporate power and authority and is in possession of Approvals necessary to own, lease and operate the properties its purports to own, lease or operate and to carry on the Business as it is now being conducted. Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Company does not have, and has never had, any subsidiaries.

3.2. Certificate of Incorporation and Bylaws; Minute Books. Company has furnished to Buyer a true, complete and correct copy of its Certificate of Incorporation and bylaws, each as amended to date. Such Certificate of Incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its Certificate of Incorporation or bylaws. The minute books of Company have been provided to Buyer or its advisors and contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Company through the date of this Agreement.

3.3. Capitalization and Shares.

(a) Capitalization. The authorized capital stock of Company consists of 1,000,000 shares of common stock, no par value, of which there were issued and outstanding as of the date of this Agreement, 57,310 shares. All outstanding shares of Company’s common stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any Encumbrances, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Company or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company’s capital stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company’s capital stock. Except as set forth on Schedule 3.3(a), there are no other Contracts relating to the voting, purchase or sale of Company’s capital stock (A) between or among Company and any of its shareholders; and (B) between or among any of Company’s shareholders. All issued and outstanding shares of Company’s capital stock were issued in compliance with all applicable federal and state securities Laws.

(b) Shares. Schedule 3.3(b) sets forth, as of the date hereof, the number of shares of Company’s capital stock that each current shareholder of Company holds of record.

3.4. Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby and declared their advisability. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms.

3.5. No Conflict; Filings and Consents. Except as set forth in Schedule 3.5, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or bylaws of Company, (ii) conflict with or violate any Law or Order applicable to Company or by which its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, or result in increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Company pursuant to, any Contract to which Company is a party or by which Company or its properties is bound or affected. The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person.

3.6. Compliance, Permits.

(a) Compliance. Except as set forth in Schedule 3.6(a), Company is not in conflict with, or in default or violation of any Law or Order applicable to Company or by which its properties is bound or affected.

(b) Permits. Company holds all Permits from Governmental Entities that are necessary to the operation of the Business as it is now being conducted. Company is in compliance with the terms of such Permits.

3.7. Financial Statements. Schedule 3.7 contains the unaudited balance sheet and statement of operations for the period ended April 30, 2021 (the “Balance Sheet Date”), and the financial statements for Company’s 2019 and 2020 fiscal years (collectively, the “Financial Statements”). The Financial Statements have been compiled under the “Cash” basis of accounting as applied on a consistent basis throughout the periods involved, and fairly present the financial position of Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

3.8. Absence of Certain Changes. Except as set forth in Schedule 3.8, since January 1, 2021, Company has conducted the Business in the ordinary course and there has not occurred any of the following: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or bylaws of Company; (iii) any damage to, destruction or loss of any material asset of Company (whether or not covered by insurance); (iv) any material change by Company in its accounting methods, principles or practices; (v) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of Company, except in the ordinary course of business; (vii) any declaration, setting aside or payment of any dividend or distribution in respect of shares of common stock of Company or any redemption, purchase or other acquisition of any of Company’s securities (except as contemplated by this Agreement); (viii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company, in each case except in the ordinary course of business consistent with past practice; (ix) any creation or assumption by Company of any Encumbrance on any material asset of Company; (x) any making of any loan, advance or capital contribution to or investment in any Person by Company, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (xi) any incurrence or assumption by Company of any indebtedness for borrowed money or any guarantee, endorsement or other incurrence or assumption of a material liability (whether directly, contingently or otherwise) by Company for the obligations of any other Person; or (xii) any material modification, amendment, assignment or termination of or relinquishment by Company of any rights under any Material Contract (as defined below).

3.9. No Undisclosed Liabilities. Except as set forth in Schedule 3.9, Company does not have any liabilities (absolute, accrued, known contingent or otherwise) except liabilities (i) in the aggregate adequately provided for in Company’s unaudited balance sheet as of the Balance Sheet Date and (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement.

3.10. Indebtedness. Company has no Indebtedness.

3.11. Litigation. Except as set forth in Schedule 3.11, there are no Actions or, to the knowledge of Company, there are no Actions threatened against Company, or any properties or rights of Company, before any Governmental Entity or body, nor are there, to the knowledge of Company, any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting, Company. Company is not subject to any outstanding Order.

3.12. Employee Benefit Plans; Employment Agreements.

(a) Schedule 3.12(a) contains an accurate and complete list, with respect to Company and any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any employee (collectively, the “Company Employee Plans”). Schedule 3.12(a) sets forth a table setting forth the name and salary of each employee of Company as of the date hereof. To the knowledge of Company, no employee listed on Schedule 3.12(a) intends to terminate his or her employment for any reason. Schedule 3.12(a) contains an accurate and complete list of all Persons that have a consulting or advisory relationship with Company.

(b) Documents. Company has provided to Buyer: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company, (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (ix) model COBRA forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA and (xiv) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(c) Company Employee Plan Compliance. Company has performed all obligations required to be performed by it under, is not in default or violation of, and Company has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the knowledge of Company or any ERISA Affiliates, threatened by the IRS, Department of Labor, or any other Governmental Entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any penalty or Taxes with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Company Employee Plan. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; CFRA; HIPAA. Company and each ERISA Affiliate has, prior to the Closing Date, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state Law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Company has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Company does not have unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

(i) Effect of Transaction. Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) Deferred Compensation. Each Company Employee Plan that is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, has been operated and administered since the latter of inception or January 1, 2005 in good faith compliance with Section 409A of the Code, to the extent Section 409A of the Code is applicable to such plan. No such plan has been “materially modified,” within the meaning of IRS Notice 2005-1, at any time after October 3, 2004.

(k) Parachute Payments. There is no Contract covering any employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no Contract by which Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(l) No Interference or Conflict. To the knowledge of Company, no shareholder, director, officer, employee or consultant of Company is obligated under any Contract, subject to any Order of any Governmental Entity that would interfere with such Person’s efforts to promote the interests of Company or that would interfere with the Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Business as presently conducted or currently proposed to be conducted will, to the knowledge of Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is bound.

(m) International Employee Plan. Neither Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any each Company Employee Plan that has been adopted or maintained by Company or any ERISA Affiliate, whether formally or informally or with respect to which Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.

3.13. Employment and Labor Matters.

(a) Company is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending, threatened or reasonably anticipated against Company or any of its employees relating to any employee or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy. The services provided by each of Company’s and its ERISA Affiliates’ employees is terminable at the will of Company and its ERISA Affiliates and any such termination would result in no liability to Company or any ERISA Affiliate. Schedule 3.13(a) lists all liabilities of Company to any employee, that result from the termination by Buyer or Company of such employee’s employment or provision of services, a change of control of Company, or a combination thereof. Neither Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) No work stoppage or labor strike against Company is pending, or to the knowledge of Company, threatened, or reasonably anticipated. Company has no knowledge of any activities or proceedings of any labor union to organize any employees. There are no Actions pending or threatened or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company does not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Company. Within the past year, Company has not incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local Law.

3.14. Restrictions on Business Activities.

(a) Except for this Agreement, there is no material Contract, Action or Order binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Company or any acquisition of property by Company.

(b) To Company’s knowledge, none of Company’s officers, directors or employees is a party to any agreement which, by virtue of such Person’s relationship with Company, restricts in any material respect Company from continuing its business activities as presently conducted.

3.15. Title to Property. Company has good record, marketable and defensible title to all of its owned properties and assets, free and clear of all Encumbrances. Schedule 3.15 is a true, complete and correct schedule of all leases of real property as of the date of this Agreement (“Real Property Leases”) pursuant to which Company leases from others which schedule sets forth (i) the date of each lease and the premises covered thereby, (ii) the term thereof, and (iii) the rent payable thereunder. Company does not own any real property. The Real Property Leases and all leases of personal property by Company from others are in good standing, valid and effective in accordance with their respective terms and to Company’s knowledge there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

3.16. Taxes. Except as set forth in Schedule 3.16:

(a) Company has timely filed in accordance with applicable Law all Tax Returns required to be filed by or with respect to it, its operations and assets, and all Taxes shown as due on such Tax Returns have been paid. All Tax Returns filed by Company with respect to Taxes were true, complete, and correct in all material respects as of the date on which they were filed or as subsequently amended to the date of this Agreement. Complete copies of federal, state, local, and foreign Tax Returns of Company for the year ended December 31, 2020 have heretofore been delivered or made available to Buyer. Prior to the date of this Agreement, Company has provided to Buyer all revenue agents’ reports and other written assertions of deficiencies or other liabilities for Taxes of Company with respect to past periods for which the applicable statute of limitations has not expired.

(b) Company has timely paid all Taxes for which a notice of, or assessment or demand for, payment has been received, or which are otherwise due and payable with respect to Company, its operations and assets (in each case, whether or not shown on any Tax Return), except for Taxes that are being contested in good faith by appropriate proceedings, all of which are disclosed in Schedule 3.16(b) and for payment of which Taxes adequate reserves have been established.

(c) Company has complied with all applicable Law, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over, and up to the Closing Date will have timely collected and withheld and paid over to the proper governmental authorities all amounts required to be so collected or withheld and paid over for all periods up to the Closing Date under all applicable Laws.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Company, which waivers or extensions currently are in effect, and no request for any such waiver or extension is currently pending.

(e) There are no Tax rulings of which Company is a subject, requests for rulings by Company, or closing agreements entered into by Company that could affect its liability for Taxes for any period after the Closing Date.

(f) No action, suit, proceeding, investigation, audit, claim or assessment is presently pending or, to the knowledge of Company, proposed with regard to any Taxes that relate to Company for which Company would or could be liable. There are no requests from any taxing authority for information or with respect to Taxes of Company. Company has no knowledge of any fact or condition that, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against Company, and no issue has arisen in any examination of Company by any taxing authority that if raised and upheld with respect to any other period not so examined would result in a material deficiency for any other period not so examined.

(g) Company (i) has not agreed to nor is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other Laws or regulations) by reason of a change in accounting method or otherwise; (ii) has no knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending; and (iii) does not have an application pending with any taxing authority requesting permission for any change in accounting methods that relates to the Business.

(h) Neither Company nor any of its shareholders is a “foreign person” within the meaning of Code Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b)(2)(i) (or any corresponding provision of state, local, or foreign Tax Law).

(i) Company (i) is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement or similar Contract; (ii) has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;, and (iii) has no obligation to make distributions in respect of Taxes.

(j) Schedule 3.16(j) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Company is required to file Tax Returns. No claim has ever been made in writing against Company by a taxing authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by such jurisdiction.

(k) No Taxes are delinquent or constitute a lien against Company, except for the current year’s ad valorem Taxes not yet due and payable, and except with respect to Taxes being contested in good faith by appropriate proceedings (all of which are disclosed in Schedule 3.16(k)) and for payment of which Taxes adequate reserves have been established.

(l) Company has not disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

(m) Schedule 3.16(m) contains a list of all powers of attorney granted by Company with respect to any matter relating to Taxes of Company, which power of attorney is currently in force. Each such power of attorney will be revoked prior to the Closing Date.

(n) Company has not filed any consent under Section 341(f) of the Code.

(o) Any adjustment of Taxes of Company made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

(p) All Tax Returns with respect to Taxes of Company filed or given after the date hereof shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with prior practice of Company.

(q) During all taxable periods for which the applicable statute of limitations has not yet expired, (i) Company was not a member of an affiliated group within the meaning of Treasury Regulation Section 1.1502-1, and (ii) Company’s relevant taxable income was not included in a consolidated, combined, or unitary federal, state, local, or foreign Tax Return.

(r) Company has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under and within the meaning of Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax Law).

(s) There is no Contract or plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or Company by reason of Section 280G of the Code. The Company is a “small business corporation” as defined in Section 1361(b) of the Code.

3.17. Environmental Matters. Company (i) has obtained all applicable permits, licenses and other authorizations (collectively, the “Environmental Permits”), which are required to be obtained under all applicable Laws and Orders relating to pollution or protection of the environment (“Environmental Laws”) by Company, which Environmental Permits are in full force and effect, (ii) is in compliance with all terms and conditions of such Environmental Permits, (iii) is in material compliance with all applicable Environmental Laws, and (iv) is not aware of nor have received notice of any past or present violations of Environmental Laws or Environmental Permits.

3.18. Intellectual Property.

(a) Schedule 3.18(a) sets forth a true and complete list of all Intellectual Property owned or used by Company. Company owns free and clear of all Encumbrances, or is licensed or otherwise possesses legally enforceable right to use all patents, trademarks, trade names, service marks, domain names and any applications therefor, and computer software programs or applications (the “Intellectual Property”) that are used in the Business as currently conducted, and such rights constitute all the rights necessary for Company to conduct the Business as currently conducted.

(b) Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property (“Third Party Intellectual Property Rights”). Immediately after the Closing Date, Company will continue to own all right, title and interest in, and to have a license to use all Intellectual Property material to the Business on terms and conditions identical in all respects to those enjoyed by Company immediately prior to such transactions. No claims with respect to the Intellectual Property owned by Company (the “Company Intellectual Property Rights”), any trade secret material to Company, or Third Party Intellectual Property Rights to the extent arising out of any use, sale of, reproduction or distribution of such Third Party Intellectual Property Rights by or through Company, are currently pending or, to the knowledge of Company, are threatened by any Person. Company does not know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any Intellectual Property as now used, sold or licensed by Company, infringes on the Intellectual Property Rights of any third party; (ii) against the use by Company of any Intellectual Property used in the Business as currently conducted; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights or other trade secret material to Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights by Company.

(c) To the knowledge of Company, all patents issued to Company are valid. To the knowledge of Company, there is no material unauthorized use, infringement or misappropriation of any of the patents issued to Company by any third party, including any employee or former employee of Company.

(d) Company has made available to Buyer copies of all Contracts executed by Company employees with regard to (i) assignment of right, title and interest in such employee’s work product to Company, including any underlying Intellectual Property Rights, (ii) cooperation whether during or after employment with Company in perfecting Company’s rights in such assigned Intellectual Property Rights, including the execution of any applications, assignment forms and the like, and (iii) prohibition on disclosure of Company proprietary information, including, without limitation, Company know-how, business plans, techniques, methods, customer lists and supplier lists (collectively, “Trade Secrets”) during their employment and thereafter.

(e) Schedule 3.18(e) sets forth the names of all Company contractors that created any Company proprietary information, technology or software. Company has made available to Buyer copies of all Contracts executed by Company contractors with regard to (i) assignment of right, title and interest in such contractor’s work product to Company, including any underlying Intellectual Property Rights, and (ii) prohibition on disclosure of any Company proprietary information, including, without limitation, Company Trade Secrets during their engagement and thereafter.

3.19. Material Contracts.

(a) Schedule 3.19(a) includes a list of all Contracts, whether or not in writing, to which Company is a party or by which it is bound as of the date hereof, (i) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect, (ii) pursuant to which payments are required or acceleration of benefits is required upon a “change of control” of Company, (iii) which require the consent or waiver of a third party prior to Company consummating the transactions contemplated by this Agreement, (iv) whose terms prohibit or would materially delay the consummation of this Agreement and the transactions contemplated by this Agreement, (v) which, as of the date of this Agreement, constitute Contracts between Company and any other Person, and involve consideration in excess of $25,000 over the term of the Contract or have a term that will expire more than one year from the date of this Agreement, or (vi) which are not terminable without individual payments by Company, Buyer or any of their subsidiaries or affiliates in excess of $25,000 (the Contracts referred to in clauses (i) through (vi) above are referred to collectively herein as the “Material Contracts”).

(b) Each Material Contract constitutes a legal, valid and binding obligation of Company and each other party thereto, enforceable against Company and such other parties in accordance with its terms. Except as set forth in Schedule 3.19(b), neither Company, nor, to Company’s knowledge, any other party thereto, is in conflict with, or in default or violation of any Material Contracts.

3.20. Interested Party Transactions. Except as set forth in Schedule 3.20, there has been no transaction between Company, on the one hand, and any Affiliate of Company, any officer, director or employee of Company, or any spouse, parent, child, grandchild or sibling of any officer, director or employee of Company, on the other hand, other than transactions related to employment (each an “Interested Party Transaction”).

3.21. Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Company are of kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. Schedule 3.21 lists all of the material insurance policies held by or on behalf of Company with the effective date and coverage amounts indicated thereon. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect.

3.22. Brokers. Except as disclosed in Schedule 3.22, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Company in connection with the transactions contemplated by this Agreement.

3.23. Bank Accounts. Schedule 3.23 provides, as of the date of this Agreement, accurate information with respect to each account maintained by or for the benefit of Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.24. Certain Payments. Neither Company or, to Company’s knowledge, any director, officer, agent or employee of Company, nor any other Person acting for or on behalf of Company, has directly or indirectly, on behalf of Company, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services in material violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation.

3.25. Disclosure. This Section 3, as supplemented by the Company Disclosure Schedule, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of Seller Parties. As a material inducement to Buyer to enter into this Agreement, each Seller Party, severally and not jointly, makes the representations and warranties (each representation and warranty made by such Seller Party pursuant to this Section 4 relates solely to such Seller Party and not to the other Seller Parties making representations and warranties pursuant to this Section 4) set forth below to Buyer, all of which are true and correct as of the date hereof and the Closing.

4.1. Authority. Such Seller Party has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Such Seller Party has duly approved the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered, and the other Transaction Documents to which such Seller Party is a party, when delivered, will have been duly executed and delivered by such Seller Party, and constitute the valid and binding obligation of such Seller Party, enforceable in accordance with their terms.

4.2. No Conflict, Filings and Consents. The execution and delivery of this Agreement by such Seller Party does not, and the performance of this Agreement by such Seller Party will not, (i) conflict with or violate or breach or constitute a default under any Law, Order or Contract applicable to such Seller Party or by which its properties are bound or affected, or (ii) result in the creation of a Encumbrance on any of the properties or assets of such Seller Party (including the Stock) pursuant to, any Contract, Law or Order to which such Seller Party or its properties are bound or affected. The execution and delivery of this Agreement by such Seller Party does not, and the performance of this Agreement by such Seller Party will not require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.3. Title to Shares. If such Seller Party is a Seller Shareholder, such Seller Shareholder has good and marketable title to the Stock free and clear of any Encumbrances. Such Seller Shareholder has the full right, power and authority to transfer, convey and sell the Stock to Buyer, and Buyer will acquire from such Seller Shareholder good and marketable title to the Stock free and clear of all Encumbrances. Such Seller Shareholder is not a party to, subject to or bound by any Order which would prevent the transfer, conveyance and sale of the Stock to Buyer.

4.4. Investment Intention. Such Seller Party has such knowledge and experience in financial and business matters that such Seller Party is capable of evaluating the merits and risks of acquiring the Parent Restricted Stock. Such Seller Party confirms that Buyer has made available to such Seller Party the opportunity to ask questions of the officers and management of Buyer to acquire additional information about Buyer. Such Seller Party will acquire the Parent Restricted Stock for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Such Seller Party understand that the sale, transfer and assignment of the Parent Restricted Stock hereunder have not been, and will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, nor any state or any other applicable securities Law, if applicable, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon such Seller Party’s representations in this Agreement. Such Seller Party understands that no part of the Parent Restricted Stock may be resold unless such resale is registered under the Securities Act and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available. Such Seller Party is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act.

5. Representations and Warranties of Buyer. As a material inducement to Seller Parties to enter into this Agreement, Buyer makes the following representations and warranties to Seller Parties, all of which are true and correct as of the date hereof and the Closing.

5.1. Formation and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and Buyer has the requisite limited liability company power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

5.2. Valid Issuance of Parent Restricted Stock. The Parent Restricted Stock, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of Seller Parties in Section 4 of this Agreement, the Parent Restricted Stock will be issued in compliance with all applicable federal and state securities laws.

5.3. Authority Relative to this Agreement. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer, and no other limited liability company proceedings on the part of Buyer or the sole member of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

5.4. No Conflict, Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Certificate of Formation or operating agreement of Buyer, (ii) conflict with or violate any Law or Order applicable to Buyer or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Buyer of any right or benefit under, or impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Encumbrance on any of the properties or assets of Buyer pursuant to, any Contract, Law or Order to which Buyer or its properties are bound or affected. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

5.6. Disclosure. This Section 5 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

6. Additional Agreements.

6.1. Employment Agreements. Buyer and each of Lombardi and Holleran (the “Key Employees”) 1 shall enter into an Employment Agreement substantially in the form of Exhibit A attached hereto (the “Employment Agreements”).

6.2. Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use his, her or its best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts necessary or appropriate to obtain waivers, consents and approvals to this Agreement and the transactions contemplated hereby, including specifically obtaining any consent to transfer the Stock to Buyer, to effect all necessary registrations and filings. In the event that any approval is not obtained (but without limitation on Buyer’s rights under Section 11), Seller Parties shall cooperate with Buyer to ensure that Buyer obtains the benefits of each Contract that Company is bound by.

1 Subject to Buyer diligence whether any additional Key Employees will be added.

6.3. Public Announcements. Buyer and Representative, acting on behalf of Seller Parties and Company, shall consult with each other before issuing any press release with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law or any listing agreement with any applicable national securities exchange, without the prior consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

6.4. Tax Cooperation. After the Closing, Seller Parties shall cooperate fully with Buyer and Company in the preparation of all tax returns and shall provide to Buyer and Company any records and other information requested by such Parties in connection therewith. Seller Parties shall cooperate fully with Buyer and Company in connection with any tax investigation, audit or other proceeding.

6.5. Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the second anniversary of the Closing Date (“Restricted Period”), Lombardi and Holleran (each a “Restricted Seller Party”) shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.5(a) shall not restrict the acquisition by a Restricted Seller Party, directly or indirectly, of less than one percent of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b) During the Restricted Period, each Restricted Seller Party shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employees of Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer or partner of Company and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, each Seller Party shall not and shall cause its Affiliates and its and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Company and Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Company or Buyer, any Confidential Information (as defined below). Seller Parties and their respective officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the applicable Seller Party shall, to the extent reasonably possible and permitted by Law, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 6.5(c), “Confidential Information” means any information with respect to Company and the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include information that (i) is generally available to the public on the date hereof or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(d) The covenants and undertakings contained in this Section 6.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.5 will cause irreparable injury to Company and Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.5 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of this Section 6.5 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.5 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(e) The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other substantially similar feature of this Section 6.5 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other substantially similar feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.6. Release.

(a) Effective as of the Closing, each Seller Party, on behalf of itself and himself, and such Seller Party’s Affiliates and its, his and their respective equityholders, officers, directors, managers, employees, agents, attorneys, representatives, spouses, heirs, beneficiaries, estates and executors, and its, his and their respective successors, assigns and insurers (collectively, the “Seller Party Releasors”), does hereby release and forever discharge, and covenants not to sue, Company, Buyer and their respective Affiliates (including Parent), and its and their respective equityholders, officers, directors, managers, employees, agents, attorneys and representatives, and their respective spouses, heirs, beneficiaries, estates and executors, and its and their respective predecessors, successors, and assigns, of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected (collectively, “Claims”), which the Seller Party Releasors ever had, now have, or may have, from the beginning of time to the Closing Date, including, without limitation, Claims arising from or related to Company, the Stock and the Business (“Seller Party Claims”), except as expressly set forth herein. The Claims being waived and released include, without limitation: (i) all claims of violation of any Law arising from or relating to Seller Party’s investment, recruitment, hire, employment and, if applicable, termination of employment with Company; (ii) all claims of breach of fiduciary duty, wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery and violation of public policy; (iii) all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable Laws relating to wages and hours of work (except as specifically set forth below); (iv) all claims for violation of any Law relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable Laws; (v) all claims to allocations, dividends, distributions, issuances of any equity interests or other voting interests, grants of or vesting of options, warrants or other rights to purchase or obtain any equity interests or other voting interests, rights of first refusal, rights of first offer, calls, puts, conversion or exchange, interest, repayment of debt or obligations, cancellation of debt or obligations, loans, advances, access to books and records or management or control of Company; and (vi) any and all claims for attorneys’ fees, monetary damages and any other form of personal relief.

(b) In waiving and releasing any and all claims against the Seller Party Releasors, whether or not now known to such Seller Party, such Seller Party understands that this means that, if such Seller Party later discovers facts different from or in addition to those facts currently known by such Seller Party, or believed by such Seller Party to be true, the waivers and releases of this Section 6.6 will remain effective in all respects. Thus, such Seller Party expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar applicable Law. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) The only claims that are not being waived and released by Seller Parties hereunder are claims Seller Parties may have for: (i) any benefit entitlements that are vested as of the date hereof pursuant to the terms of a Company Employee Plan governed by ERISA; (ii) violation of any Law that, by applicable Law, is not waivable; and (iii) Seller Parties’ rights pursuant to the terms of this Agreement and the other Transaction Documents.

6.7. Post-Closing Payments. Parent hereby guarantees the payment of the Post-Closing Payments.

7. Deliveries at Closing.

7.1. Seller Parties Closing Deliveries. At the Closing, Seller Parties and/or Company shall deliver or cause to be delivered to Buyer:

(a) certificates representing the Stock, properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of Company;

(b) the Employment Agreements, duly executed by (i) all of the Key Employees and (ii) at least 75% of the other employees of Company;

(c) the consents and approvals as set forth on Schedule 3.5;

(d) written resignations by each of the officers and directors of Company in office immediately prior to the Closing Date;

(e) a certificate, dated as of the Closing Date, of the Secretary of Company evidencing all necessary or appropriate corporate action to enable such Company to comply with the terms of this Agreement;

(f) a certificate of good standing for Company issued by the New Jersey Secretary of State within a reasonable date of the Closing;

(g) a UCC lien search certificate issued by the New Jersey Department of the Treasury within a reasonable date of the Closing, evidencing no security interests in any of Company’s property or assets; and

(h) such documents as Buyer or its counsel may reasonably require.

7.2. Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller Parties:

(a) the Closing Payment;

(b) the Employment Agreements, duly executed by Buyer; and

(c) such other documents as Seller Parties or his, her or its counsel may reasonably require.

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the following conditions, any of which may be waived by it in writing in its sole discretion:

8.1. Due Diligence. Buyer shall be entirely satisfied in its sole discretion with the results of its due diligence review and investigation.

8.2. Compliance by Seller Parties and Company. Seller Parties and Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller Parties and Company, as applicable prior to or on the Closing Date, including, but not limited to the delivery by Sellers Parties and Company of the items set forth in Section 7.1.

8.3. Accuracy of the Representations. The representations and warranties of Seller Parties and Company contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects at and as of the Closing Date.

8.4. Consents. Company shall have obtained each of the consents and approvals set forth on Schedule 3.5.

8.5. Material Adverse Effect. No Material Adverse Effect shall have occurred subsequent to the Balance Sheet Date with respect to Company, nor shall any event or circumstance have occurred which would result in a Material Adverse Effect with respect to Company.

8.6. Litigation. No Action seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending.

8.7. Buyer and Parent Approval. Approval of this Agreement and the consummation of the transactions contemplated hereby by the sole member of Buyer and the board of directors of Parent.

9. Conditions to Obligations of Seller Parties. The obligation of Seller Parties to consummate the transaction contemplated by this Agreement is subject to the following conditions, any of which may be waived by him, her or it in his, her or its sole discretion:

9.1. Compliance by Buyer. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date, including, but not limited to the delivery by Buyer of the items set forth in Section 7.2.

9.2. Accuracy of Buyer’s Representations. Buyer’s representations and warranties contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date.

9.3. Litigation. No Action seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending.

10. Survival. All of the representations and warranties made herein by the Parties shall survive the execution and delivery of this Agreement until the second anniversary of the Closing Date, except for (a) Section 3.16, which shall survive until the lapse of the statute of limitations with respect to the assessment of any taxes to which such representation and warranty relates (including any extensions or waivers thereof), (b) Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.10, 3.15, 3.18, 3.20, 3.22, 3.24, 4.1, 4.2, 4.3 and 4.4 which shall survive until the lapse of the statute of limitations with respect thereto (such sections referenced in Sections 10(a) and 10(b) collectively, “Seller Parties’ Fundamental Representations”), and (c) Sections 5.1, 5.2, 5.3, 5.4 and 5.5 which shall survive until the lapse of the statute of limitations with respect thereto (such sections referenced in Section 10(c) collectively, “Buyer’s Fundamental Representations”) provided, however, that any obligations under Section 11.1(a) or Section 11.2(a) shall not terminate with respect to any Claims (as defined below) as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party before the termination of the applicable survival period. Notwithstanding the foregoing, this Section 10 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date and which shall survive according with its respective terms.

11. Indemnification.

11.1. Seller Parties Indemnification. Except as otherwise provided in this Section 11, each Seller Party, jointly and severally (collectively, the “Seller Indemnifying Parties”), agrees to indemnify, defend and hold harmless Buyer, Company and their respective Affiliates (including Parent) and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, an “Seller Indemnified Party”) to the fullest extent permitted by law from and against any and all actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof (collectively, “Claims”) (including, without limitation, any Claim by a third party), losses, Liabilities, damages (including indirect, incidental and consequential damages but excluding punitive, special, and exemplary damages except to the extent that an Indemnified Party is required to pay such damages to a third party), costs and expenses, taxes, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (collectively, “Losses”) resulting from or arising out of (a) any breach of any representation or warranty by Company or Seller Parties in this Agreement, and (b) any breach of any covenant or agreement by Company or Seller Parties in this Agreement.

11.2. Buyer Indemnification. Except as otherwise provided in this Section 11, Buyer (the “Buyer Indemnifying Party”, and the Seller Indemnifying Parties and the Buyer Indemnifying Party, collectively, the “Indemnifying Parties”) agrees to indemnify, defend and hold harmless Seller Parties and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, an “Buyer Indemnified Party” and the Seller Indemnified Parties and the Buyer Indemnifying Parties, collectively, the “Indemnifying Parties”) from and against any and all Claims for Losses resulting from or arising out of (a) any breach of any representation or warranty by Buyer in this Agreement, and (b) any breach of any covenant or agreement by Buyer in this Agreement.

11.3. Procedure for Indemnification.

(a) Each Indemnified Party under this Section 11 shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party under this Section 11, notify such Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify such Indemnifying Party of any such action shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 11 unless, and only to the extent that, such omission results in such Indemnifying Party’s loss of substantive or practical rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify such Indemnifying Party of the commencement thereof, such Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense.

(b) In connection with the obligation of an Indemnifying Party to indemnify for Losses as set forth above, such Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such Losses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between such Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party.

(c) Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred.

(d) The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim.

(e) The Parties agree to treat indemnification payments under Section 11 as adjustments to the Purchase Price for tax purposes.

11.4. Limitations on Indemnification. Notwithstanding any other provision of this Section 11, other than with respect to Claims based on fraud or willful misrepresentation, no Claims shall be brought for indemnification pursuant to Section 11.1(a) or Section 11.2(a) after the survival period set forth in Section 10 hereof, and, the Indemnifying Parties shall not be obligated, individually or collectively, to make any payment or payments pursuant to Section 11.1(a) or Section 11.2(a) in an aggregate amount in excess of the Purchase Price. The Parties further agree that the Losses of the Indemnified Parties for indemnification pursuant to Section 11.1(a) or Section 11.2(a) will not be applicable unless and until the aggregate amount of Losses being claimed by the Indemnified Parties shall equal or exceed $100,000 (the “Indemnity Threshold”); and, if that shall occur, then the Indemnifying Party will provide indemnification for all Losses incurred by the Indemnified Parties from the first dollar. The Indemnity Threshold, however, shall not apply (i) to claims for breach of the Seller Parties’ Fundamental Representations or Buyer’s Fundamental Representations, as applicable, or (ii) in respect of any breach of any representations and warranties made herein where the alleged breach is a result of fraud or willful misrepresentation.

11.5. Set-Off; Forfeiture of Parent Restricted Stock.

(a) Upon notice to Seller Parties specifying in reasonable detail the basis therefor, Buyer may (i) set-off any amount to which it claims to be entitled from Seller Parties, including any amounts that may be owed under this Section 11 or otherwise, against amounts otherwise payable under this Agreement (including any amounts that may be payable under this Section 11, the Post-Closing Payments, any Final Closing Cash Amount and any Final Collected Closing Accounts Receivable Amount) and/or (ii) elect to satisfy any amount to which it claims to be entitled from Seller Parties by forfeiture to Buyer of all or a portion of the Parent Restricted Stock held by Seller Parties.

(b) In the event that Buyer elects to satisfy any amount to which it claims to be entitled from Seller Parties by forfeiture to Buyer of all or a portion of the Parent Restricted Stock held by Seller Parties, then Seller Parties shall, automatically and without any further action required by Buyer, Parent or Seller Parties, be deemed to have forfeited to Buyer such number of Parent Shares necessary to fully satisfy such amount to which Buyer elects to satisfy. For the purposes of any forfeiture of the Parent Restricted Stock by Seller Parties pursuant to this Section 11.5, the Parent Restricted Stock shall be valued, as of the date on which the applicable claim was incurred, at the volume weighted average price of one share of Parent common stock traded on the primary national securities exchange or marketplace (including the over-the-counter markets) on which the Parent common stock is then traded for a 20 consecutive trading day period.

(c) The exercise of such right of set-off and/or forfeiture by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement, regardless of whether Seller Parties dispute such set-off and/or forfeiture claim, or whether such set-off and/or forfeiture claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of set-off and/or forfeiture will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If the portion of the Post-Closing Payments, any Final Closing Cash Amount or any Final Collected Closing Accounts Receivable Amount otherwise due and payable, or the Parent Restricted Stock held by Seller Parties, is insufficient to pay the amount determined to be owed to Buyer under this Section 11, Seller Parties shall be responsible to pay any shortfall.

11.6. Rights Not Affected by Knowledge. The right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and agreements of the Parties contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by the Party seeking indemnification, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

11.7. Not Exclusive Remedy. This Section 11 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation or fraud.

12. Miscellaneous.

12.1. Expenses. Except as otherwise provided herein, Seller Parties (and not Company on behalf of Seller Parties) and Buyer shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.

12.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a Party as shall be specified by like notice):

To Buyer:
Maven Media Brands, LLC
C/- TheMaven, Inc.
225 Liberty Street, 27th Floor New York, NY 10281 USA Attention: Legal Department Email: legal@maven.io

With a copy to (which shall not constitute notice):

Hand Baldachin & Associates LLP 1740 Broadway, 15th Floor New York, NY 10019 Attention: Alan G. Baldachin, Esq. E-Mail: abaldachin@hballp.com

To Company or Representative:

College Spun Media Incorporated
106 Lawrence Court
Ridgewood, NJ 07450
Attention: Matthew Lombardi E-Mail: MJLombard06@gmail.com

With a copy to:

RTN Financial60 Waldron Avenue
Glen Rock, NJ 07452
Attention: Timothy Ray
E-Mail: tray@rtnfinancial.com

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, (iii) the fifth business day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

12.3. Assignment; Third Party Beneficiaries. Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder with Representative’s consent, which shall not be unreasonably withheld, delayed or conditioned. Except for the Indemnified Parties, there shall be no third party beneficiaries of this Agreement.

12.4. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States, in each case located in the County of New York, for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts). The Parties hereby further irrevocably waive any right to a jury trial in any action arising out of or in connection with this Agreement.

12.5. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Each Party agrees that any electronic signatures, whether digital or encrypted, of a Party included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record, including facsimile or email electronic signatures.

12.6. No Implied Waiver; Remedies. No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the Parties may be entitled at law or in equity.

12.7. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.

12.8. Amendments; Actual Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Representative. Any agreement on the part of Buyer or Representative hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of Buyer or Representative.

12.9. Headings. The headings of the Sections of this Agreement, where employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the Parties.

12.10. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement. Provided, however, in the event the provision which is invalid or unenforceable pertains to a material element of the transaction such that the principal objectives of the transaction provided for herein are materially impaired or are invalid or unenforceable, this Agreement shall be terminated.

12.11. Specific Performance. Seller Parties, Buyer and Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the Parties may be entitled, at law or in equity.

12.12. No Presumption Regarding Drafter. The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Buyer or Seller Parties to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

12.13. ACKNOWLEDGMENT. EACH SELLER PARTY ACKNOWLEDGES THAT (A) BUYER HAS ADVISED HIM/HER/IT OF HIS/HER/ITS RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT; (B) HE/SHE/IT HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND (C) HE/SHE/IT IS ENTERING INTO THIS AGREEMENT, INCLUDING THE RESTRICTIVE COVENANTS (IF APPLICABLE) AND RELEASES SET FORTH HEREIN, KNOWINGLY, FREELY AND VOLUNTARILY IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION (INCLUDING, BUT NOT LIMITED TO, THE PAYMENTS TO BE MADE UNDER THIS AGREEMENT, TO WHICH HE/SHE/IT WOULD NOT BE ENTITLED TO IN THE ABSENCE OF SIGNING THIS AGREEMENT).

13. Representative.

13.1. Appointment. Each Seller Party hereby irrevocably makes, constitutes and appoints Representative as his, her or its agents and attorney-in-fact with full power of appointment and substitution to act together for him, her or it and in his, her or its name in connection with all matters relating to this Agreement and the Transaction Documents.

13.2. Power and Authority. Each Seller Party hereby gives Representative full power and authority to: (a) execute amendments to this Agreement; (b) give and receive all notices and other communications relating to this Agreement, including without limitation or any notice of a Claim; (c) act on such Seller Party’s behalf according to the terms of this Agreement, including, without limitation, in the negotiation, settlement and/or defense in connection with any matter as to which such Seller Party is an Indemnifying Party or to otherwise resolve any indemnification matters contemplated by Section 11 hereof, all in the absolute discretion of Representative; (d) engage and compensate professionals, including attorneys and accountants, on behalf of Seller Parties, to advise and assist Representative in the performance of his duties under this Agreement in the absolute discretion of Representative; and (e) in general, do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, instruments and documents, contemplated by or deemed advisable in connection with this Agreement all without notice to any Seller Party and with the same effect as if Seller Parties had themselves taken such action. The foregoing power of attorney is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or legal incapacity of each Seller Party. The power of attorney shall survive the assignment by a Seller Party of his, her or its rights and interests under this Agreement or the Transaction Documents. This power of attorney shall not be affected by the subsequent incapacity or mental incompetence of any Seller Party.

13.3. Seller Parties’ Acknowledgement Regarding Representative. Each Seller Party acknowledges that (a) Buyer may rely and act upon any action taken by and upon any agreements and documents signed by Representative with the same force and effect as if such Seller Party himself, herself or itself had so acted, (b) Buyer and any other Person entitled to indemnification from any Seller Party pursuant to Section 11 shall be entitled to deal exclusively with Representative on all matters relating to this Agreement (including all matters relating to Section 11) and (c) Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by Representative and on any other action taken or purported to be taken on behalf of any Seller Party by Representative as fully binding upon such Seller Party.

13.4. Resignation, Death and Incapacity of Representatives. In the event of the resignation, death or incapacity of Representative, then a successor Representative shall be appointed within thirty (30) days thereafter by Seller Parties (or their personal representatives if deceased or incapacitated) who represent a majority of the percentages set forth on Schedule 1 attached hereto (the “Seller Allocable Shares”) immediately prior to the Closing. The choice of a successor Representative appointed in any manner permitted above shall be final and binding upon all Seller Parties and Buyer. The decisions and actions of any successor Representative shall be, for all purposes, those of Representative as if originally named herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BUYER:

MAVEN MEDIA BRANDS, LLC
By:	TheMaven, Inc., its Sole Member

By:
Name:
Title:

PARENT:

THEMAVEN, INC.

By:
Name:
Title:

COMPANY:

College Spun Media Incorporated

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

SELLER PARTIES:

Mathew Lombardi

Alyson Shontell-Lombardi

Timothy Ray

Andrew Holleran

REPRESENTATIVE:

Mathew Lombardi

Schedule 1

Schedule of Seller PARTIEs

Name and Address	Shares of Stock Owned	Cash Allocable Share	Equity Allocable Share	Seller Allocable Share
Matthew Lombardi _____________	37,060	48.9036%	84.2%	57.0%
Alyson Shontell-Lombardi _____________	19,050	38.0316%	0.0%	29.3%
Timothy Ray ______________	1,200	1.8648%	1.8%	1.9%
Andrew Holleran _______________	0	11.2000%	14.0%	11.8%
Total	57,310	100%	100%	100%

SCHEDULE 2.5(b)

KEY PERSONS

Matthew Lombardi (70%)

Andrew Holleran (30%)

Exhibit A

FORM Employment AGREEMENT